SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

                                 Amendment No. *


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                        Cypress Semiconductor Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    232806109
                                 (CUSIP Number)

                                January 26, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                              (Page 1 of 15 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 232806109                 13G                    Page 2 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                       Ivory Capital, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 45,765
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 45,765
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 45,765
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.04%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 232806109                 13G                    Page 3 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                       Ivory Capital II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 96,228
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 96,228
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 96,228
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.07%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 232806109                 13G                    Page 4 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                Ivory Senior Income Fund, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                   1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
               1.25% Convertible Notes convertible into 3,688,276 shares of
               Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               2.79% Common Stock (through conversion of the Convertible
               Notes if converted)
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 232806109                 13G                    Page 5 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                            Ivory Investment Management, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                 2,933,900 shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                 2,933,900 shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 2,933,900 shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                 2.22% Common Stock + 2.79% Common Stock (through conversion of the Convertible Notes if converted) = 5.01%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 232806109                 13G                    Page 6 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                           IIM GP, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                 2,933,900 shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                 2,933,900 shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 2,933,900 shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                 2.22% Common Stock + 2.79% Common Stock (through conversion of the Convertible Notes if converted) = 5.01%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 232806109                 13G                    Page 7 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                  Ivory Capital Advisors, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 141,993
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 141,993
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 141,993
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.11%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 232806109                 13G                    Page 8 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                     Ivory Capital Group, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 141,993
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 141,993
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 141,993
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.11%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 232806109                 13G                    Page 9 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                             Curtis G. Macnguyen
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                 2,933,900 shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                 2,933,900 shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 2,933,900 shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                 2.22% Common Stock + 2.79% Common Stock (through conversion Of the Convertible Notes if converted) = 5.01%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 232806109                 13G                   Page 10 of 15 Pages

Item 1(a).     Name of Issuer:

   The name of the issuer is Cypress Semiconductor Corporation (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

The Issuer's principal executive offices are located at 3901 North First Street, San Jose, California 95134-1599.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

                  (i) Ivory Capital, L.P., a Delaware limited partnership ("Ivory Capital"), with respect to the shares of Common Stock directly owned by it;

                  (ii) Ivory Capital II, L.P., a Delaware limited partnership ("Ivory Capital II"), with respect to the shares of Common Stock directly owned by it;

                  (iii) Ivory Senior Income Fund, LLC, a Delaware limited liability company ("Senior Income Fund"), with respect to the shares of Common Stock through conversion of Convertible Notes if converted, directly owned by it;

                  (iv) Ivory Investment Management, L.P., a Delaware limited partnership (the "Investment Manager"), with respect to the shares of Common Stock directly owned by Ivory Capital, Ivory Capital II, FrontPoint Value Discovery Fund, L.P., a Delaware limited partnership ("FrontPoint Value Fund"), and Ivory Capital, Ltd., an exempted company organized under the laws of the Cayman Islands ("Ivory Capital Ltd."), and with respect to shares of Common Stock through conversion of the Convertible Notes if converted, directly owned by Senior Income Fund;

                  (v) IIM GP, LLC, a Delaware limited liability company ("IIM GP") which serves as general partner to the Investment Manager, with respect to the shares of Common Stock directly owned by Ivory Capital, Ivory Capital II, FrontPoint Value Fund and Ivory Capital, Ltd., and with respect to shares of Common Stock through conversion of the Convertible Notes if converted, directly owned by Senior Income Fund;

                  (vi) Ivory Capital Advisors, LLC, a Delaware limited liability company ("Ivory Capital Advisors") which serves as general partner to each of Ivory Capital and Ivory Capital II, with respect to the shares of Common Stock directly owned by Ivory Capital and Ivory Capital II;

CUSIP No. 232806109                 13G                   Page 11 of 15 Pages


                  (vii) Ivory Capital Group, LLC, a Delaware limited liability company ("ICG") which is the managing member of Ivory Capital Advisors, with respect to the shares of Common Stock directly owned by Ivory Capital and Ivory Capital II;

                  (viii) Curtis G. Macnguyen, with respect to shares of Common Stock owned by Ivory Capital, Ivory Capital II, FrontPoint Value Fund and Ivory Capital Ltd., and with respect to shares of Common Stock through conversion of the Convertible Notes if converted, directly owned by Senior Income Fund.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons is 11755 Wilshire Boulevard, Suite 1350, Los Angeles, California 90025.

Item 2(c).     Citizenship:

     Each of Ivory Capital, Ivory Capital II and the Investment Manager is a limited partnership organized under the laws of the State of Delaware. Each of the Ivory Capital Advisors, IIM GP and ICG is a limited liability company organized under the laws of the State of Delaware. Mr. Macnguyen is a United States citizen.

Item 2(d).     Title of Class of Securities:
     Common Stock, par value $0.01 per share (the "Common Stock").

Item 2(e).  CUSIP Number:  232806109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ]   Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                     Act,

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act of 1940,

          (e)  [ ]   Investment Adviser in accordance with Rule 13d-1
                     (b)(1)(ii)(E),

CUSIP No. 232806109                 13G                   Page 12 of 15 Pages

          (f)  [ ]   Employee Benefit Plan or Endowment Fund in accordance
                     with Rule 13d-1 (b)(1)(ii)(F),

          (g)  [ ]   Parent Holding Company or control person in accordance
                     with Rule 13d-1 (b)(1)(ii)(G),

          (h)  [ ]   Savings Association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act,

          (i)  [ ]   Church Plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act of 1940,

          (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable

Item 4.   Ownership.

         A. Ivory Capital, L.P.
              (a) Amount beneficially owned: 45,765
              (b) Percent of class: 0.04%. The percentages used herein and in the rest of Item 4 are calculated based upon the 128,493,000 shares of Common Stock outstanding as of January 2, 2005, as reported by the Company in its Form 10-K for the fiscal year ending January 2, 2005. The percentages reported herein reflect the beneficial ownership of the Reporting Persons as of the date of the event which necessitated this filing.
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 45,765
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:  45,765

         B. Ivory Capital II, L.P.
              (a) Amount beneficially owned: 96,228
              (b) Percent of class: 0.07%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 96,228
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 96,228

         C. Ivory Senior Income Fund, LLC
              (a) Amount beneficially owned: 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
              (b) Percent of class: 2.79% Common Stock through conversion of the
                  Convertible Notes if Converted
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 1.25%
                     Convertible Notes convertible into 3,688,276 shares of Common Stock

CUSIP No. 232806109                 13G                   Page 13 of 15 Pages

               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 1.25%
                     Convertible Notes convertible into 3,688,276 shares of Common Stock

         D. Ivory Investment Management, L.P.
              (a) Amount beneficially owned: 2,933,900 shares of Common Stock;
                  1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
              (b) Percent of class: 2.22% Common Stock + 2.79% Common Stock
                  (through conversion of the Convertible Notes if converted) = 5.01%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 2,933,900
                     shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     2,933,900 shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock

         E. IIM GP, LLC
              (a) Amount beneficially owned: 2,933,900 shares of Common Stock;
                  1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
              (b) Percent of class: 2.22% Common Stock + 2.79% Common Stock
                  (through conversion of the Convertible Notes if converted) = 5.01%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 2,933,900
                     shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     2,933,900 shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock

         F. Ivory Capital Advisors, LLC
              (a) Amount beneficially owned: 141,993
              (b) Percent of class: 0.11%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 141,993
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 141,993

         G. Ivory Capital Group, LLC
              (a) Amount beneficially owned: 141,993
              (b) Percent of class: 0.11%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 141,993
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 141,993

CUSIP No. 232806109                 13G                   Page 14 of 15 Pages

         H. Curtis G. Macnguyen
              (a) Amount beneficially owned: 2,933,900 shares of common stock;
                  1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock
              (b) Percent of class: 2.22% Common Stock + 2.79% Common Stock
                (through conversion of the Convertible Notes if converted) =
                5.01%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 2,933,900
                     shares of Common Stock; 1,25% Convertible Notes convertible into 3,688,276 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     2,933,900 shares of Common Stock; 1.25% Convertible Notes convertible into 3,688,276 shares of Common Stock

Item 5.     Ownership of Five Percent or Less of a Class.

     Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Ivory Capital Advisors, the general partner of Ivory Capital and Ivory Capital II, has the power to direct the affairs of Ivory Capital and Ivory Capital II, including decisions with respect to the receipt of dividends from, and the disposition of the proceeds from the sale of, the Common Shares. ICG is the managing member of Ivory Capital Advisors. Mr. Macnguyen is a managing member of ICG and in that capacity direct its operations. The Investment Manager, as the investment manager to Ivory Capital, Ivory Capital II, FrontPoint Value Fund and Ivory Capital Ltd., and as managing member of Senior Income Fund, has the power to direct the investment activities of Ivory Capital, Ivory Capital II, FrontPoint Value Fund, Ivory Capital Ltd. and Senior Income Fund, including decisions with respect to the receipt of dividends from, and the disposition of the proceeds from the sale of, the Common Shares. IIM GP is the general partner of the Investment Manager. Mr. Macnguyen is a managing member of IIM GP and in that capacity directs its operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

     Not Applicable.

Item 9.     Notice of Dissolution of Group.

     Not Applicable.

CUSIP No. 232806109                 13G                   Page 15 of 15 Pages

Item 10.    Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 14, 2006

                                    /s/ Curtis G. Macnguyen
                                    -----------------------
                                 Curtis G. Macnguyen, individually, and as
                                 managing member of Ivory Capital Group, LLC,
                                 for itself and as managing member of Ivory
                                 Capital Advisors, LLC, for itself and as
                                 general partner of Ivory Capital, L.P. and
                                 Ivory Capital II, L.P., and as managing member of IIM GP, LLC, for itself and as general partner of Ivory Investment Management, L.P., for itself and as managing member of Ivory Senior Income Fund, LLC